Exhibit 10.4

TWELFTH AMENDMENT OF
AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Twelfth Amendment of the Amended and Restated Participation Agreement (the “Amendment”) is made and entered into as of this 1st day of January, 2010, by and between and Union Bank and Trust Company, a Nebraska banking corporation and trust company, solely in its capacity as trustee of various grantor trusts known as Short Term Federal Investment Trusts or other grantor trusts (“Union Bank”) and National Education Loan Network, Inc., a Nevada corporation (“Nelnet”).

WHEREAS, the parties hereto entered into that certain Amended and Restated Participation Agreement dated as of June 1, 2001, as amended (the “Agreement”), and the parties hereto wish to amend the Agreement under the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.             Definitions.  Unless otherwise expressly stated herein, capitalized terms in this Amendment shall have the same meanings given to them in the Agreement.

2.             Amendments.  Section 1.01(A) is hereby deleted in its entirety, and the following shall be inserted in lieu thereof:

Nelnet shall sell (or cause to be sold), and Union Bank shall purchase, a participation interest in the beneficial ownership interests in the Eligible Loans (or Nelnet’s direct participation interests therein) with an aggregate unpaid principal balance in increments of $100,000.00 (unless otherwise agreed by the parties hereto), up to a maximum aggregate total as the parties may mutually agree from time to time.  Union Bank shall pay to Nelnet or its designee the purchase price of the participation interest to be sold herein, and such purchase price shall be equal to one hundred percent (100%) of the unpaid principal balances and accrued and unpaid interest thereon of the Eligible Loans as described in the participation certificate with respect to such Eligible Loans, or such other price as may be negotiated between the parties based on the mutually agreed upon value of the interests in the Eligible Loans.  The participation interest described herein shall include the promissory notes, related documents, and servicing files in connection with the Eligible Loans held by an eligible lender trustee.  The participation interest purchased by Union Bank shall represent a participation interest in each and every individual Eligible Loan specifically identified in the participation certificate with respect thereto; Union Bank is not purchasing an interest in any fungible pool of Eligible Loans.  The purchase price shall be paid by wire transfer of immediately available funds.  It is acknowledged that Union Bank will not purchase any participation interest in its own right, but rather only in its capacity as trustee on behalf of various grantor trusts.  It is expressly agreed and acknowledged that the transfers of participation interests herein are intended to be an absolute, unconditional sale and conveyance.

3.             Effect of Amendment.  This Amendment shall be effective as of the date first set forth above. Unless expressly modified or amended by this Amendment, all terms and provision contained in the Agreement shall remain in full force and effect without modification.

Union Bank and Trust Company, as Trustee	National Education Loan Network, Inc.

By: /s/ Tom Sullivan	By: /s/ Jim Kruger
Title: Vice President	Title: Assistant Secretary